Release:    Immediate    November 9, 2017

William Fatt steps down from Canadian Pacific’s Board of Directors
Calgary, AB – Canadian Pacific Railway Ltd. (TSX:CP) (NYSE:CP) announced that William R. Fatt has resigned from the Board of Directors of Canadian Pacific Railway Company and Canadian Pacific Railway Ltd. for health reasons. Mr. Fatt’s resignation is effective as of the close of business today.

“On behalf of the board, I want to thank Bill for his outstanding contribution to CP,” said Andrew F. Reardon, Chairman of the Board. “His wisdom and guidance during his tenure on the board have been invaluable and will be truly missed.”

Mr. Fatt joined the board in September 2016 and has acted as the Chair of the Finance Committee and a member of the Audit Committee of CP during his tenure.

“Being on the CP board has been a great honour for me,” said Mr. Fatt. “I would like to express my appreciation to the board and management of CP for all of their support during my time as a director. I have nothing but the highest regard for CP, its board and its leadership.”
About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP. CP-IR

Contacts:
Media
Martin Cej
403-319-7298
Martin_Cej@cpr.ca
Alert_MediaRelations@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca